UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2011
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 8, 2011, Caterpillar Inc., a Delaware corporation (“Caterpillar”), completed its acquisition of Bucyrus International Inc., a Delaware corporation (“Bucyrus”), through the merger of Caterpillar’s merger subsidiary with and into Bucyrus (the “Merger”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated November 14, 2010 by and among Caterpillar, Badger Merger Sub, Inc. and Bucyrus.  As a result of the Merger, Bucyrus became a wholly owned subsidiary of Caterpillar.  At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Bucyrus common stock (other than those shares owned by Bucyrus, Caterpillar or any direct or indirect wholly owned subsidiary of Caterpillar), was converted into the right to receive $92.00 in cash, without interest.  Immediately prior to the Effective Time, each outstanding share of Bucyrus restricted stock became fully vested and, in connection with the Merger, was converted into the right to receive $92.00 per share in cash, without interest and less any applicable withholding taxes.  At the Effective Time, (i) each outstanding Bucyrus restricted stock unit, vested or unvested, was cancelled and converted into the right to receive a cash payment equal to $92.00 in cash for each share of Bucyrus common stock subject to the restricted stock unit award, without interest and less any applicable withholding taxes and (ii) each outstanding Bucyrus stock appreciation right, vested or unvested, was cancelled and converted into the right to receive a cash payment equal to $92.00 for each share of Bucyrus common stock subject to the stock appreciation right, less the applicable exercise price per share, without interest and less any applicable withholding taxes.

The aggregate consideration to be paid by Caterpillar to Bucyrus’ stockholders to consummate the Merger is approximately $7.6 billion and will be funded by Caterpillar using a combination of the net proceeds from its May 2011 underwritten public offering of senior notes and cash on hand.  In connection with the Merger, all commitments were terminated under the Bridge Loan Agreement, dated as of December 3, 2010 among Caterpillar, certain financial institutions named therein (the “Banks”), JPMorgan Chase Bank, N.A., as Agent, and J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner, pursuant to which the Banks had committed to provide certain unsecured bridge financing to fund the Merger consideration payable to Bucyrus’ stockholders.  No amounts were drawn upon the Bridge Loan Agreement, and no termination fees or penalties were paid or payable by Caterpillar in connection with the termination of the commitments thereunder.

On July 8, 2011, Caterpillar issued a press release regarding the completion of the acquisition of Bucyrus.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed with the Securities and Exchange Commission as Exhibit 2.1 to Caterpillar’s Current Report on Form 8-K filed on November 18, 2010, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:
	99.1	Press Release dated July 8, 2011

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 8, 2011	By:	/s/James B. Buda
James B. Buda
Senior Vice President and Chief Legal Officer

INDEX TO EXHIBITS

Exhibits:
99.1	Press Release dated July 8, 2011